OPERATING AGREEMENT

OF

TC DIGITAL GAMES LLC

A Delaware Limited Liability Company

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

OPERATING AGREEMENT

        THIS OPERATING AGREEMENT (this “Agreement”) is entered into effective as of the Commencement Date set forth in Section 1.4, by and between 4Kids Digital Games, Inc. (“4Kids”) and Chaotic USA Digital Games LLC (“CUSA” and, together with 4Kids, collectively, the “Initial Members”), with reference to the following facts:

        A........The Initial Members are entering into this Agreement for the purpose of engaging in various business opportunities; and

        B........The Initial Members desire to form a limited liability company in accordance with the terms and conditions of this Agreement.

        NOW, THEREFORE, IT IS HEREBY AGREED:

ARTICLE 1.........

FORMATION OF COMPANY

1.1 Formation. Pursuant to the Delaware Act, the Members have formed a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate of Formation with the Delaware Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement (including the Exhibits thereto). To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control. This Agreement is intended to constitute a “limited liability company agreement” within the meaning of Section 18-101(7) of the Delaware Act.

1.2 Name. The name of the Company is “TC Digital Games LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Management Committee deems appropriate or advisable. The Managers are authorized to make all appropriate filings to enable the Company to conduct business under an assumed name, and to secure an assumed name, and to secure the Company’s proprietary rights to any such assumed name.

1.3 Principal Place of Business. The Company may locate its place of business at any other place or places, within or without the State of Delaware, as the Manager may from time to time deem advisable; provided, however, that the Company shall at all times maintain within the State of Delaware a registered agent. The initial registered agent shall be as stated in the Certificate of Formation.

1.4 Term. The Company’s existence commenced (the “Commencement Date”) on October 12, 2006 upon the filing of the Company’s Certificate of Formation (the “Certificate”) with the Delaware Secretary of State, and shall continue until December 31, 2031, unless the term is extended or otherwise terminated as hereinafter provided or as earlier dissolved in accordance with either the provisions of this Agreement or the Delaware Act.

1.5 Glossary of Defined Terms. Except as otherwise indicated in this Agreement, the terms defined in Exhibit B attached hereto, which Exhibit shall be part of this Section 1.5, shall have the meanings therein defined for purposes of this Agreement.

ARTICLE 2.........

BUSINESS OF COMPANY

2.1     Permitted Businesses. The business of the Company shall be to engage in the following activities and exercise the following powers:

(a)     To organize and own a company to engage in creating, producing, distributing, advertising, promoting and otherwise exploiting trading card games, including, without limitation the Chaotic trading card game;

(b)     To engage in all other activities necessary, customary, convenient or incidental to any of the foregoing; and

(c)     To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Delaware Act and which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

ARTICLE 3.........

CONTRIBUTIONS TO THE COMPANY; FEES

3.1 Members’ Capital Contributions. Each Member shall contribute to the Company such amounts as are set forth on Exhibit A, as such Member’s share of the Initial Capital Contribution and in exchange for the number of Units in the Company set forth opposite such Member’s name on Exhibit A. Each Member shall receive a Capital Account credit as also reflected on Exhibit A.

3.2 Additional Contributions. Except as set forth in Section 3.1 above, no Member is required to make any additional Capital Contributions. If the Management Committee, determines that additional Capital Contributions are necessary or appropriate in connection with the conduct of the Company’s business (including, without limitation, expansion or diversification) as herein provided, the Members may make additional Capital Contributions to the extent approved by the Management Committee, subject to Section 5.4(d) below, based on the need for additional capital by the Company from time to time, In such event, the Members shall have the opportunity (but not the obligation) to participate in such additional Capital Contributions and purchase additional Units on a pro rata basis (at such price as determined by the Management Committee), in accordance with their then Percentage Interests. Each Member shall receive a credit to its Capital Account in the amount of any additional capital that it contributes to the Company and shall receive additional Units (at such price as determined by the Management Committee. In the event one or more Members does not contribute such additional capital, the remaining Member(s) shall have the right to contribute the amount not contributed by such non-contributing Member(s) on a pro rata basis in accordance with each such contributing Member’s Percentage Interest (exclusive of the Percentage Interest(s) held by any non-contributing Member(s)). Immediately following such Capital Contributions, each Member’s Percentage Interest shall be adjusted by the Management Committee to reflect its new Percentage Interest in the Company (based on the relative proportions of the Units owned by the Members). Each such contributing Member shall receive a credit to its Capital Account in the amount of additional capital which it contributes to the Company and shall receive additional Units (at the price per Unit determined by the Management Committee). Immediately following such Capital Contributions, each Member’s Percentage Interest shall be adjusted by the Management Committee to reflect its new Percentage Interest in the Company (based on the relative proportions of the Units owned by the Members).

3.3 Units. Each Member’s Interest in the Company is represented by Units of Membership Interest each having identical rights and privileges, except as otherwise provided in this Agreement. An unlimited number of Units is hereby authorized. The Initial Members shall receive the number of Units set forth on Exhibit A attached to this Agreement. New Members, if any, shall receive the number of Units determined by the Management Committee, subject to Section 5.4(d) below. Notwithstanding the foregoing to the contrary, however, until changed by the Managers and Members holding at least a Supermajority in Interest, each Unit shall have an initial price of One Dollar ($1.00) per Unit.

3.4 Withdrawal or Reduction of Members’ Contributions to Capital.

(a)     A Member shall not receive out of the Company’s property a return of any part of such Member’s contributions to capital until all other liabilities of the Company have been paid or there remains assets of the Company sufficient to pay such other liabilities.

(b)     A Member shall not be entitled to demand or receive from the Company the liquidation of such Member’s Membership Interest in the Company until the Company is dissolved in accordance with the provisions hereof or other applicable provisions of the Delaware Act.

(c)     No Member may withdraw or resign from the Company except as specifically provided in this Agreement.

3.5     Fees.

(a)     4 Kids shall provide management services to the Company, including, without limitation, all financial and administrative services necessary for the support of the Company. In exchange therefor, the Company shall pay 4Kids. and/or its affiliates a management fee equal to three percent (3%) of gross revenues of the Company, subject to an annual cap of $350,000. The management fee does not cover any third party costs such as legal, tax and audit fees which shall be treated as expenses of the Company. The management fee shall be paid to 4Kids quarterly within sixty (60) days after the end of each calendar quarter.

(b)     The Company shall pay Cornerstone Patent Technologies, LLC, an Affiliate of the Key Personnel, a royalty of 1.5% of the MSRP for each Pack of Trading Cards sold by the Company, as such terms are defined in the Patent License Agreement between the Company and Cornerstone Partners that is attached hereto as Exhibit E and which shall be executed concurrently herewith (the “Patent License Agreement”).

(c)     The Company shall pay TC Websites LLC a fee equal to 1.5% of Net Sales as provided in the Website License Agreement between the Company and the TC Websites, LLC, an Affiliate of the Key Personnel, that is attached hereto as Exhibit F and which shall be executed simultaneously herewith. For purposes of this agreement, “Net Sales” shall mean the gross amount of sales of Licensed Products (as defined in the Patent License Agreement) at the invoiced selling price, net:

(i)     normal and reasonable cash and quantity discounts;

(ii)     actual returns for credit, not to exceed two percent (2%) of sales in any quarterly reporting period; and

(iii)     sales and/or use taxes actually paid, import and/or export duties actually paid, transportation prepaid or allowed.

        No deduction shall be made by the Company for uncollectible accounts or for costs incurred in manufacturing, selling, distributing, advertising (including cooperative allowances).

(d)     Within thirty (30) days after the last day of each fiscal quarter during the Term in which Trading Cards are sold by the Company, the Company shall pay to 4Kids and CUSA or to a person or entity designated by them, a fee equal to 3% of Net Sales (as defined above in Section 3.5 (c)) for each Pack of Trading Cards sold by the Company. Within thirty (30) days after the last day of each fiscal quarter in which Trading Cards are sold by any Joint Venture between the Company or its designee, on the one hand, and Dracco Company Ltd. or its designee on the other hand (“JV”), the Company shall cause the JV to pay to 4Kids and CUSA or to a person or entity designated by them, a fee equal to 3% of Net Sales (as defined above in Section 3.5 (c)) for each Pack of Trading Cards sold by the JV.

(e)     The Company shall, simultaneously herewith, enter into a merchandise license agreement with 4Kids and CUSA in the form of Exhibit G granting to the Company the exclusive right to manufacture, distribute and sell the Chaotic trading card game during the term of this Agreement throughout the world, subject to the provisions therein contained.

(f)     The Company shall pay to Dracco Company Ltd. or its assignee Home Focus Development, Ltd., a fee equal to 10% of Net Sales within thirty (30) days after the last day of each fiscal quarter. In the event that Net Sales by the Company of the Chaotic trading card game and accessories to the Chaotic trading card game in the Western Hemisphere consisting of North America and South America exceeds $50 million in any one or more calendar years, the Company shall pay Dracco Company Ltd. or its assignee Home Focus Development, Ltd., for such calendar year(s) an additional fee in the amount of 1% of such Net Sales in excess of $50 million during such calendar year.

ARTICLE 4.........

ALLOCATIONS, INCOME TAX, ELECTIONS AND REPORTS; FEES

4.1 Allocations of Profits and Losses.

(a)     Except as otherwise provided in Section 4.11 et seq., for each fiscal year or other period, Profits shall be allocated as follows:

(i)     First, among the Members until the cumulative Profits allocated to each Member for such fiscal year and all previous years pursuant to this Section 4.1(a)(i) are equal to the cumulative Losses allocated to each Member pursuant to Section 4.1(b)(ii), (iii) and (iv) for all previous fiscal years. Such Profit allocations under this Section 4.1(a)(i) shall (commencing with Losses most recently allocated and continuing thereafter to consecutive prior allocations) be to the same extent and in the same ratio as the allocated Losses to the extent they have not been offset by prior Profit allocations pursuant to this Section 4.1(a)(i).

(ii)     Thereafter, the balance, if any, to the Members in proportion to their Percentage Interests as set forth on Exhibit A, as the same may be amended from time to time.

(b)     Except as otherwise provided in Section 4.3 et seq., each fiscal year or other period, Losses shall be allocated as follows:

(i)     First, among the Members until the cumulative Losses allocated to each Member for such fiscal year and all prior years pursuant to this Section 4.1(b)(i) are equal to the cumulative Profits allocated to such Member pursuant to Section 4.1(a)(ii) for all previous fiscal years. Such Loss allocations under this Section 4.1(b)(i) shall (commencing with Profits most recently allocated and continuing thereafter to consecutive prior allocations) be to the same extent and in the same ratio as the Profit allocations referenced in the sentence above which have not been offset by prior Loss allocations pursuant to this Section 4.1(b)(i).

(ii)     Second, to the Members pro rata in accordance with their respective positive Capital Account balances, until the positive Capital Account balance of each Member has been reduced to zero.

(iii)     Third, to the Members, in accordance with their relative Adjusted Capital Account balances, until the positive Adjusted Capital Account Balances of the Members are reduced to zero.

(iv)     Thereafter, the balance, if any, to the Members in the ratio of their Percentage Interests.

4.2 Distributions.

(a)     All Cash Receipts and Sale and Residual Proceeds shall be applied or distributed, as the case may be, in the following order of priority::

(i)     To pay any outstanding debts and obligations of the Company that are currently due, including debts (interest and principal) owed to any Member or Affiliate of any Member;

(ii)     To establish or add to any Reserves;

(iii)     To each Member, pro rata, until each of the Members has received an amount equal to such Member’s Adjusted Capital Contribution as of the date on which such distribution is made.

(iv)     The balance, if any, to the Members in proportion to their respective Percentage Interests as set forth on Exhibit A.

(b)     Any Cash Receipts or Sale and Residual Proceeds available for distribution to the Members shall, subject to the provisions of this Agreement, be distributed to Members at such times as are determined in the discretion of the Management Committee. All references to Percentage Interests and/or Units under this Article 4 shall refer to the Percentage Interests or Units as of the date of such distribution or allocation, as set forth on Exhibit A, as the same may be amended from time to time.

(c)     Notwithstanding anything to the contrary in Section 4.2(a), if in any Fiscal Year the Company has not previously made distributions to any Member in such Fiscal Year equal to such Member’s Tax Distribution Amount (as defined below), then the Company shall distribute proceeds to such Member, within ninety (90) calendar days following the end of such Fiscal Year, consisting of cash equal to such Tax Distribution Amount less all previous distributions to such Member during such Fiscal Year and ninety (90) calendar days thereafter. “Tax Distribution Amount” means an amount equal to the product of (A) the percentage(s) equal to the highest combined federal, state, and local marginal income tax rate for any Member (which shall be deemed to be twenty-five percent (25%) for capital gain allocations and forty-five percent (45%) for ordinary income allocations), and (B) the Profits (separated between ordinary income and capital gain) allocated to such Member for such Fiscal Year. For example, if a Member was allocated $50,000 in ordinary income and $100,000 in capital gain, then its Tax Distribution Amount would be $47,500 (which is the sum of (X) $50,000 times 45%, and (Y) $100,000 times 25%). A distribution to any Member pursuant to this Section 4.2(c) shall reduce in the same order of priority and on a dollar-for-dollar basis until fully recovered any distribution to which a Member is otherwise entitled under Section 4.1(b)(iv). The foregoing calculation of Tax Distribution Amount shall be reasonably determined by the Management Committee and such determination shall be final and binding on each Member.

(d)     During the period when there are any amounts outstanding under the Loan Agreement and/or Line of Credit Agreement, the Management Committee shall use any excess cash generated by the Company (which for purposes of this Section 4.2(d) shall be defined as cash from the operation of the Company over and above the cash necessary for the Tax Distribution Amount and the cash necessary for use by the Company as working capital) to pay down the principal and interest due any Member pursuant to such Loan Agreement and/or Line of Credit Agreement. During the period after all amounts outstanding under the Loan Agreement and/or Line of Credit Agreement have been repaid in full, the Management Committee shall distribute any excess cash generated by the Company (which for purposes of this Section 4.2(d) shall be defined as cash from the operation of the Company over and above the cash necessary for the Tax Distribution Amount and the cash necessary for use by the Company as working capital, as established in the Budget) to the Members in proportion to their Interests in the Company.

(e)     If any Member (other than 4Kids) is allocated Losses under Section 4.1(b) in a fiscal year(s) (i) while the loan of up to $8,000,000 referenced in Section 4.6(b) is still outstanding, and (ii) after it has received Tax Distribution Amount(s) under Section 4.2(c) (the aggregate of such Tax Distribution Amounts received by such Member shall be referred to in this Section 4.2(e) as the “Prior Tax Distributions”), then such Members shall contribute as capital to the Company by the last day of the next fiscal year (i.e., the year after such Losses have been so allocated) an amount equal to 45% of any ordinary losses so allocated to such Member plus 25% of any capital losses so allocated to such Member, up to an aggregate amount equal to the lesser of his or her Prior Tax Distributions or the outstanding balance of the above-referenced loan.

4.3 Limitation Upon Distributions.

(a)     No distribution shall be declared and paid to a Member to the extent that at the time of distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specific property of the Company, exceed the fair value of the assets of the Company. In determining the fair value of the assets of the Company, the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of the property exceeds that liability.

(b)     A Member who receives a distribution in violation of Section 4.3(a), and who had actual knowledge of facts indicating the impropriety of the distribution, or as otherwise required by applicable law, shall be liable to the Company for the amount of the distribution.

4.4 Accounting Principles. The Profits and Losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis under the method of accounting determined by the Management Committee for the Company, under a fiscal year also determined by the Management Committee for the Company.

4.5 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or a return of its Capital Contribution, except as otherwise specifically provided for herein.

4.6     Loans to Company.

(a)     Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Management Committee, subject to Section 5.4 herein. If any Member shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member shall be repayable out of the Company’s cash. In furtherance of, and not in limitation of the foregoing, the Company may, subject to the approval of the Management Committee and the Members, as the case may be, borrow funds from any Person (including any Member or any Affiliate) and may pledge the properties or the production of income therefrom to secure and provide for the repayment of such loans. Except as otherwise provided herein or determined by the Management Committee, any Member’s loan shall bear interest at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum legal rate of interest under the law applicable to the Company determined in accordance with Section 14.2 below measured from the applicable date(s) of such Member’s loan(s) to the Company and shall be subject to the Line of Credit Agreement attached hereto as Exhibit H (the “Line of Credit Agreement”) or the Loan Agreement attached hereto as Exhibit I (the “Loan Agreement”), as the case may be.

(b)     Notwithstanding anything to the contrary in this Section 4.6 or elsewhere in this Agreement, 4Kids shall be obligated to either (i) make a loan or a series of loans to the Company pursuant to the Loan Agreement, or (ii) provide a line of credit, and make loans thereunder upon request, pursuant to the Line of Credit Agreement, or (iii) otherwise obtain a loan or a line of credit for the benefit of the Company on terms no more onerous than as set forth in the Line of Credit Agreement or the Loan Agreement. In each case, such funds shall be used as and when such funds shall be required by the Company to fund its operations in accordance with the Business Plan (as determined by any Manager appointed by CUSA), provided, however, that the obligations of 4Kids under clause (i), (ii) and (iii) of this Section 4.11(b) shall terminate at such time as the Company shall have, at any time, outstanding indebtedness (including principal and accrued interest) under the Loan Agreement and Line of Credit Agreement, in excess of $8,000,000. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Officers shall not be required to seek the approval of the Management Committee for a draw down under the Line of Credit Agreement or for the receipt of loan proceeds under the Loan Agreement if such draw down or loan amount is contemplated pursuant to the Business Plan, and 4Kids shall promptly, and in any event, within five (5) business days after receipt of a written request therefor by any of the Officers or a Manager appointed by CUSA, deliver such funds to the Company provided, however, that there is not, at the time of the request for a draw down under the Line of Credit Agreement, an Event of Default, as defined in the Line of Credit Agreement or Loan Agreement, as applicable, under either of such agreements. In the event that an Event of Default shall exist under the Line of Credit Agreement and/or the Loan Agreement, Management Committee approval shall be required for a draw down under the Line of Credit Agreement for so long as such Event of Default shall be ongoing.

(c)     4Kids Entertainment, Inc., an Affiliate of 4Kids, shall guarantee the obligations of 4Kids which are set forth in Section 4.6, as evidenced by its signature hereto.

(d)     Notwithstanding the provisions of Section 4.6 or elsewhere in this Agreement to the contrary, from and after the date that the Company first ships its products or establishes credit, the Officers of the Company shall have the authority to establish lines of credit for the purposes of supporting the routine activities of the business of the Company, including, without limitation, to fulfill accepted purchase orders for the Company’s product(s), provided, however, that the Management Committee shall have approved the establishment of such credit arrangements as herein contemplated, which approval shall not be unreasonably withheld, conditioned or delayed.

4.7 Records and Reports. At all times during the continuance of the Company, the Officers shall keep, or shall cause to be kept, full and complete books of account and business records in which shall be entered fully and accurately each transaction of the Company.

Each Member shall have the right to obtain from the Company copies of all books and records pertaining to the business of the Company. Without limiting the foregoing, each Member shall be entitled to review and make copies of:

(a)     True and full information regarding the status of the business and financial condition of the Company;

(b)     Promptly after becoming available, a copy of the Company’s federal, state, and local income tax returns for each year;

(c)     A current list of the name and last known business, residence or mailing address of each Member and Manager;

(d)     Copies of this Agreement and the Certificate of Formation, as amended, together with executed copies of any written powers of attorney pursuant to which this Agreement or the Certificate of Formation, as amended, have been executed;

(e)     Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years;

(f)     True and full information regarding the amount of cash and a description and statement of the agreed value of any other assets or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and

(g)     Other information regarding the affairs of the Company as is just and reasonable.

The Company’s books shall be kept and its financial statements, if any, shall be prepared under the method of accounting described in Section 4.4.

4.8 Returns and Other Elections. The Management Committee shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, together with any additional information necessary for the completion of Members’ federal and state income tax or information returns, shall be furnished to the Members within ninety (90) days after the end of the Company’s Fiscal Year.

4.9 Tax Matters Member. The initial Tax Matters Member of the Company for purposes of Chapter 63 of the Code and the Treasury Regulations thereunder is as set forth on Exhibit A. The Tax Matters Member may be changed by the Management Committee. All elections permitted to be made by the Company under federal or state laws shall be made by the Tax Matters Member in such Member’s discretion. All expenses incurred in connection with any audit, investigation, settlement, or review will be borne by the Company. The Management Committee is authorized to take all actions necessary to qualify the Company as a partnership for federal and state tax purposes.

4.10     Special Tax Provisions. Sections 4.11 through 4.22 are set forth on Exhibit C attached hereto and incorporated herein by this reference.

ARTICLE 5

RIGHTS AND DUTIES OF MANAGEMENT COMMITTEE AND OFFICERS

5.1 Management. The Members shall appoint the Management Committee and, through the Management Committee, shall be the “managers” (within the meaning of the Delaware Act) of the Company. Except as otherwise expressly provided in this Agreement, the Management Committee shall have the sole right and authority to manage, control and make all decisions affecting the business and affairs of the Company. Except as otherwise expressly provided in this Agreement, the Members shall not participate in the management of the Company and shall have no right, power or authority to act for or on behalf of, or otherwise bind the Company other than through their representatives on the Management Committee. The Management Committee, is hereby authorized to take any action of any kind and to do anything and everything it deems necessary or appropriate to carry out the purposes of the Company as herein set forth, in accordance with the provisions of this Agreement and applicable law.

5.2 Voting. Except as otherwise expressly provided in this Agreement, all Company actions, decisions, consents, approval, determinations and elections required or permitted to be made pursuant to this Agreement or otherwise shall be made by the Management Committee, by a majority vote of the authorized number of Managers (subject to the Member voting rights provided in this Agreement). All such Company actions, decisions, consents, determinations and elections made or taken by the Management Committee shall be binding upon all the Members. Each Manager serving and attending any meeting of the Management Committee shall have one vote at such meeting.

5.3 Number, Voting Deadlock, Tenure, Performance of Duties.

(a)     Subject to the provisions of Section 5.3(b), the Management Committee shall consist of four (4) Managers. Throughout the term of this Agreement, 4Kids and/or its Permitted Transferees shall designate two (2) Managers to serve on the Management Committee and CUSA and/or its Permitted Transferees shall designate two (2) Managers to serve on the Management Committee. The initial Managers are listed on Exhibit A. The party entitled to designate a Manager is hereinafter referred to as a “Designator” and the person designated by a Designator is hereinafter referred to as a “Designee.”

(b)     In the event that the Management Committee is deadlocked (i.e., there is no majority vote for any decision before the Management Committee where such majority vote is required or if a quorum is not present for a regular meeting of the Management Committee that has been duly called because of the failure of one or more CUSA Designees to attend) (a “Deadlock”), the 4Kids Designees shall have the right to appoint a fifth Manager to the Management Committee for the sole purpose of breaking the deadlock, in which case the number of persons on the Management Committee shall, the purposes of such vote only, be increased to five (5), consisting of three (3) Designees designated by 4Kids and two (2) Designees designated by CUSA. 4Kids shall exercise the foregoing right to appoint an additional Manager to the Management Committee by providing written notice to CUSA and the Company of such additional 4Kids Designee. Such additional 4 Kids Designee shall have the right to vote only on the issue with respect to which there is a Deadlock and, upon the resolution of the Deadlock, the authorized number of Managers who shall serve on the Committee shall be four (4), two of whom shall be 4Kids Designees and two of whom shall be CUSA Designees, in accordance with the provisions of Section 5.3(b).

(c)     Each Manager shall hold office until the Manager’s successor has been elected and qualified.

(d)     The Managers shall devote to the Company such time as may be necessary for the proper performance of their duties hereunder, but no representative of any Member serving on the Management Committee (other than the Officers) shall be required to devote his/her full time to the performance of such duties. No representative serving on the Management Committee shall receive compensation for such service.

5.4 Certain Powers of the Management Committee.

(a)     Without limiting the generality of Section 5.1, the Management Committee shall have the power and authority on behalf of the Company:

(i)     To purchase liability and other insurance to protect the Company’s property and business;

(ii)     To hold and own any Company real and/or personal property in the name of the Company;

(iii)     To invest any Company funds temporarily including, without limitation, in time deposits, short-term governmental obligations, commercial paper or other investments;

(iv)     To approve a change in the Tax Matters Member, as provided in Section 4.9;

(v)     Subject to the provisions of Section 5.4(d), to authorize a call for additional capital based on the need for additional capital from time to time in connection with the Company’s investments, as provided in Section 3.2;

(vi)     To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s assets, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in the opinion of the Management Committee, to the business of the Company;

(vii)     To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(viii)     To enter into any and all other agreements on behalf of the Company, with any other Person or Entity for any purpose, in such forms as the Management Committee may approve;

(ix)     To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business; and

(x)     To appoint Officers pursuant to Section 5.14, provided, however, that notwithstanding anything to the contrary in this Agreement, the selection and appointment of any of the Chairman, Chief Executive Officer, (“CEO”), President and/or Chief Operating Officer (“COO”) to succeed the initial Officers of the Company designated in Section 5.14 (“Initial Designees”) shall require the affirmative vote or written consent of all of the members of the Management Committee unless the CEO, President, or COO is terminated pursuant to Paragraph 8(a), 8(c) or 8(e) of such officer’s employment agreement with the Company in which case, the decision regarding the hiring of a new CEO, President or COO to succeed the Initial Designees shall be made by the majority vote of the Management Committee.

(b)     Notwithstanding anything to the contrary in Section 5.4(a) or elsewhere in this Agreement, in addition to the consent of the Management Committee, the affirmative vote or written consent of a Supermajority in Interest shall be required to:

(i)     acquire real and personal property from, and to contract for repairs on and improvements to such property with, any Member or Affiliate;

(ii)     enter into a tax deferred exchange with respect to all or a portion of any Company real and/or personal property as contemplated under Section 1031 of the Code;

(iii)     enter into any transaction with any Affiliate not contemplated by this Agreement, including the Exhibits thereto;

(iv)     to amend this Agreement, as provided in Section 14.8;

(v)     amend or repeal any provision of the Company’s Certificate of Formation;

(vi)     alter or change the rights, preferences or privileges of the Units;

(vii)     redeem any Units held by any Members on other than a pro-rata basis;

(viii)     change the Company’s primary business or enter into any business different from the primary business of the Company contemplated as of the date hereof; and

(ix)     enter into any transaction not in the ordinary course of business.

(c)     Notwithstanding anything to the contrary in Sections 5.4(a), 5.4(b) or elsewhere in this Agreement, if there shall at any time be outstanding less than an aggregate amount of $8,000,000 in principal which is due and owing under the Loan Agreement and/or Line of Credit Agreement then, in addition to the consent of the Management Committee, the affirmative vote or written consent of a Supermajority in Interest shall be required to:

(i)     borrow money for the Company from banks or other lending institutions and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. Except as otherwise provided in the Delaware’ Act, no debt shall be contracted or liability incurred by or on behalf of the Company except by the Management Committee as herein provided for;

(ii)     approve as a Substituted Member, a transferee of a Member’s Membership Interest, as provided in Section 8.7;

(iii)     authorize the issuance of any additional Units;

(iv)     make any capital expenditures or otherwise incur any expense in excess of $250,000;

(v)     incur or guarantee any debt in excess of $500,000, in the aggregate;

(vi)     admit New Members, as provided in Article 9; and

(vii)     dissolve the Company pursuant to Section 10 (a)(2).

(d)     In furtherance of, and not in limitation of Sections 5.4(a), 5.4(b), 5.4(c) or any other provisions of this Agreement, in addition to the consent of the Management Committee, the affirmative vote or written consent of a Supermajority in Interest shall at all times be required to accept a capital contribution from any Member for additional equity for so long as the Company shall have less than $8,000,000 in principal amount due and owing under the Loan Agreement and/or Line of Credit Agreement. In the event that the Company requires additional capital at any time when there shall be an aggregate amount of more than $8,000,000 in principal amount due and owing under the Loan Agreement and/or Line of Credit Agreement, the Management Committee may seek additional capital from Members in accordance with Section 3.2 above. In the event that both 4Kids and CUSA do not provide additional capital to the Company in exchange for additional Membership Interests, but only one Member provides such additional capital, then the Management Committee shall obtain a “fairness opinion” from a third party investment banker mutually agreeable to 4Kids and CUSA with respect to the valuation used by the Management Committee to determine the amount and price payable for additional Membership Interests to be issued to such Member in exchange for such Member’s additional capital contribution to the Company.

5.5 Liability for Certain Acts. The Management Committee shall exercise its business judgment in participating in the management of the business, operations and affairs of the Company as measured against the standard of care set forth in Section 5.6. Unless fraud, deceit, gross negligence, willful misconduct or a wrongful taking is proved by a non-appealable court order, judgment, decree or decision, a Manager shall not be liable or obligated to the Company or any Member for any mistake of fact or judgment or for any act or failure to act by the Manager in conducting the business, operations and affairs of the Company, which may cause or result in any loss or damage to the Company or any Member. The Management Committee does not guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. The Management Committee shall not be responsible to any Member because of a loss of such Member’s investment or a loss in operations, unless the loss shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by a Manager proved as set forth in this Section 5.5.

5.6 Managers’ Standard of Care. The Management Committee’s duty of care in the discharge of its duties to the Company and the other Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law. In discharging its duties, the Management Committee shall be fully protected in relying in good faith upon such information, opinions, reports or statements by the Members or their agents, or by any other Person, as to matters the Management Committee reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

5.7 Indemnity of the Manager and Officers.

(a)     The Company agrees to indemnify each Manager and such Manager’s officers, directors, partners, agents and Affiliates (an “Indemnitee”) to the fullest extent permitted by law and to defend, save and hold them harmless from and in respect of all fees, costs, losses, damages and expenses (including reasonable attorneys’ fees and costs ) incurred in connection with or resulting from any claim, action or demand arising out of or in any way relating to the Company or its properties, including amounts paid in settlement or compromise (if recommended by the Company’s counsel) of any such claim, action or demand and all fees, costs and expenses (including reasonable attorneys’ fees and costs) in connection therewith. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that any Person acted with recklessness or willful misconduct. In addition to the indemnification conferred in this Section 5.7, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Section 5.7 is a contract right.

(b)     The Company shall, by action of the Management Committee, provide indemnification to such of the Officers, and may provide for indemnification of employees and agents, of the Company to such extent and to such effect as the Managers shall determine to be appropriate and authorized under Section 18-108 of the Delaware Act, as the same exists or may hereafter be amended.

(c)     The rights and authority conferred in this Section 5.7 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Formation or this Agreement, vote of Members or otherwise.

(d)     Any repeal or amendment of this Section 5.7 by the Members shall not adversely affect any right or protection of the Managers or Officers existing at the time of such repeal or amendment.

(e)     The foregoing indemnification of each Manager shall not apply to liability of such Manager resulting from fraud, deceit, gross negligence, willful misconduct or a wrongful taking by such Manager that is proved by a non-appealable court order, judgment, decree or decision.

5.8 Resignation; Removal. A Manager may resign at any time by giving written notice to the Management Committee. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any Manager serving on the Management Committee may be removed for any reason or for no reason, at any time by, the Designator entitled to appoint such Manager.

5.9 Vacancies. In the event of a resignation by a Manager or the removal of a Manager by the Designator permitted to do so in accordance with the provisions of this Agreement, such Designator shall give prompt written notice of such resignation or removal, as the case may be, to the Management Committee. Such Designator shall promptly, and in any event, within thirty (30) days therefrom, appoint a successor Designee to the Management Committee by giving written notice thereof to the Management Committee. In the event that 4Kids or CUSA shall have failed to fill a vacancy due to the resignation, death or removal of their Designee(s), within thirty (30) days of such death, resignation or removal (the “Non-Appointing Member”) and the Management Committee does not have a quorum for the conduct of its business at a meeting duly called by any Member in accordance with this Agreement, then CUSA shall appoint a Designee or Designees in the event that 4Kids shall be the Non-Appointing Member, and 4Kids shall appoint a Designee or Designees if CUSA shall be the Non-Appointing Member (the “Interim Designee”). The Interim Designee shall serve as a Manager until such time as the Non-Appointing Member shall, by written notice to the other Members, appoint a Designee to serve on the Management Committee as herein provided for, and the Interim Designee shall resign such position as Manager effective as of such date.

5.10 Salaries. The salaries, fees and/or other compensation, if any, of the Managers will be fixed from time to time by an affirmative vote of Members holding a Supermajority in Interest. The initial Managers shall not receive any salary as of the date of this Agreement.

5.11 Expenses. The Company shall pay or reimburse the Managers for the actual cost of services, goods and materials reasonably advanced by the Managers, if any, and used for or by the Company, except as otherwise provided in this Agreement. The Company shall also pay or reimburse each Manager for organizational expenses (including, without limitation, legal and accounting fees and costs) advanced by such Manager, if any, and incurred to form and organize the Company and prepare the Certificate of Formation, but excluding the fees and costs of drafting and negotiating this Agreement.

5.12 Meetings.

(a)     The Management Committee shall meet by telephone or in person, not less frequently than (i) quarterly to review development plans, the financial position of the Company, and any material matters relating to the business of the Company, (ii) annually to review and approve the annual Budget and the three-year Business Plan, and (iii) as often as shall be necessary to take any other action required to be taken or approved by the Management Committee.

(b)     Each Member shall have the right to call a meeting of the Management Committee by giving at least three (3) days’ prior written notice of the time, date and location of the meeting. The presence or participation, in person or by proxy, of at least a majority of the representatives authorized to serve on the Management Committee as herein provided for shall constitute a quorum for the taking of any action. Any action required or permitted to be taken by the Management Committee may only be taken by the vote or by written consent of a majority of the Members of the Management Committee present at a meeting at which a quorum is present or by the unanimous written consent of all Management Committee Members then authorized to serve on the Management Committee. Representatives on the Management Committee may vote by proxy and may participate in any Management Committee meeting by telephone.

5.13 Transactions between the Company and the Managers.

(a)     Notwithstanding that it may constitute a conflict of interest, the Managers may, and may cause their Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as (i) the Management Committee shall have obtained the affirmative vote or written consent of the Supermajority in Interest, and (ii) such transaction is not expressly prohibited by this Agreement, and (iii) the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length.

(b)     A transaction between any Manager and/or its Affiliates, on the one hand, and the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction between parties operating at arm’s length if a Supermajority in Interest of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction.

5.14 Appointment of Officers The Management Committee may appoint Officers of the Company, with the same standard of care and obligations as the Managers described in this Article 5, which may include, but shall not be limited to: (1) a Chairman, (2) a Chief Executive Officer and/or President, (3) a Chief Operating Officer, (4) one or more Vice Presidents, (5) a Secretary, and (6) a Chief Financial Officer. The Management Committee may delegate a portion of their day-to-day management responsibilities to any such Officers, and such Officers shall have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as authorized by the Management Committee in any job description created by the Managers. The Officers shall direct the day to day business of the Company in a manner consistent with the major policy decisions of the Management Committee and as reflected in the Business Plan and the Budget approved by the Management Committee. The Officers shall keep the Management Committee informed with respect to all matters of material interest to the Members and shall in any event report to the Management Committee not less frequently than once each month. The Officers may, but shall not be obligated to, delegate such of their powers and authority to other managers, employees and agents of the Company as deemed necessary or appropriate by the Officers for the conduct of the Company’s business. The initial Officers of the Company shall be as follows, until their resignation or removal in accordance with the provisions herein: (i) Alfred R. Kahn shall be appointed Chairman, (ii) Bryan Gannon shall be appointed President and Chief Executive Officer, and (iii) John Milito shall be appointed Executive Vice President and Chief Operating Officer.

5.15 Limitation on Officers’ Authority . The Management Committee or Officers acting on behalf of the Management Committee and in accordance with the approved Budget shall have the exclusive authority to act for and to assume any obligation or responsibility on behalf of the Company, provided that any such action of the Management Committee or Officers acting on behalf of the Management Committee is consistent with the authority delegated to the Management Committee or such representatives hereunder or pursuant to any Employment Agreements with such Officers or to be specifically delegated to the Officers in writing by the Management Committee hereafter. Notwithstanding anything herein to the contrary, the Officers shall be required to obtain the approval of the Management Committee prior to taking any of the following actions:

(a)     the leasing of office space, the opening of a new office or the commitment of significant resources to a new line of business activity;

(b)     any transaction such as a merger, sale of assets, acquisition, consolidation or reorganization;

(c)     any capital expenditure or commitment therefor (individually or in the aggregate) not in the ordinary course of business or entering into any material contract involving an amount in excess of $25,000 which is not contemplated in the ordinary course of business or contemplated pursuant to the Budget;

(d)     the hiring of any employee whose annual base compensation is in excess of $100,000 unless contemplated pursuant to the Budget;

(e)     the granting of any loan to any employee (provided that this subparagraph shall not restrict offering employees travel advances in connection with travel to be undertaken for the Company and salary advances not to exceed $5,000 in the aggregate);

(f)     the approval of the Budget, which shall set forth such matters as employee salaries, projected raises and bonuses for employees, proposed new hirings of employees and capital expenditures;

(g)     any borrowing of money or guarantee of any obligation, if the amount of such borrowing or guarantee is in excess of $25,000 unless contemplated pursuant to the Budget; provided that the foregoing limitation shall not apply to the Company’s right to draw down monies under its Line of Credit Agreement and/or Loan Agreement with 4Kids;

(h)     the implementation of any profit sharing plan, pension plan or bonus arrangements;

(i)     the adoption of any new employee benefit program; and

(j)     any transaction with a Member or an Affiliate of a Member.

5.16 Budget Approval.

(a)     Within thirty (30) days after the date of this Agreement and sixty (60) days prior to the start of each fiscal year thereafter, the Officers shall submit to the Management Committee (i) a proposed budget for the forthcoming fiscal year for the Company, including an income statement prepared on an accrual basis, which shall show in reasonable detail the revenues and expenses projected for Company for the forthcoming fiscal year, and a cash flow statement, which shall show in reasonable detail the receipts and disbursements projected for the Company for the forthcoming fiscal year and the amount of any corresponding cash deficiency or surplus, and the required capital contributions, if any, and any contemplated borrowings of the Company (the “Budget”), and (ii) a three-year business plan for the year covered by the Budget and the succeeding two years (the “Business Plan”).

(b)     Within thirty (30) days after the submission of such Budget and the Business Plan, the Management Committee shall advise the Officers in writing whether it approves or disapproves of such Budget and three-year Business Plan. If the submitted Budget and three-year Business Plan are not approved, as provided above, the Management Committee shall promptly meet or otherwise confer for the purpose of reaching agreement on a Budget and three-year Business Plan that can secure the approval of the Management Committee.

5.17 Financial Reports.

(c)     The Officers shall cause the Company to deliver to each Member, no later than the date specified by the Management Committee, an income statement and balance sheet for the Company as of the end of each calendar quarter.

(d)     The Officers shall cause the Company to deliver to each Member, no later than sixty (60) days after the end of each calendar year, a financial report of the business and operations of the LLC relating to such period prepared in accordance with GAAP, consistently applied, which report shall include a balance sheet, a statement of income (loss) and Member’s capital (deficiency), a statement of cash flows, and allocations to the Members of the Company’s taxable income, gains, losses, deductions and credits. Such annual report shall be reviewed by the Company’s independent certified public accountants designated by the Tax Matters Partner. The Company shall bear the cost of any annual audit and of any other services furnished to the Company by its independent certified public accountants as provided herein.

5.18 Tenure of Officers. All Officers shall hold office at the pleasure of the Management Committee and until their successors shall have been duly elected and qualified, unless sooner removed. Any Officer elected or appointed by the Management Committee may be removed at any time by the Management Committee in accordance with the provisions of this Agreement. If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Management Committee as herein contemplated.

5.19 Authority as to Third Persons. No third party dealing with the Company shall be required to investigate the authority of the Management Committee or secure the approval or confirmation by the Members of any act of the Management Committee in connection with the conduct of the Company’s business. To the extent that such acts are approved by the Management Committee and any other approvals required by this Agreement have been obtained, any one Manager shall have full authority to execute on behalf of the Company any and all agreements, contracts, subleases, licenses, conveyances, deeds, mortgages and other instruments, and the execution thereof by any one Manager is the only execution necessary to bind the Company thereto (no signature of any Member is required to bind the Company). The Company shall have the right by separate instrument or document to authorize one or more persons to execute subleases, licenses, operating agreements and documents related thereto on behalf of the Company and any such documents executed by such agent is binding upon the Company as if executed by the Management Committee.

5.20 Limitation on Agency. Except as provided herein, no Member shall have any authority to act for, or to assume any obligation or responsibility on behalf of, another Member or on behalf of the Company (or to authorize any other Person to do so).

ARTICLE 6

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1 Limitation of Liability. Except as otherwise provided by law or in Section 4.3, a Member shall not personally be liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member.

6.2 Member Access to Records.

(a)     Upon the written request of any Member, setting forth the purpose for such request, the Management Committee shall promptly deliver to such person, at the Company’s expense, a copy of the information required to be maintained pursuant to this Agreement.

(b)     Each Member and Manager shall have the right to (i) inspect and copy during normal business hours any of the records required to be maintained pursuant to Section 4.7, and (ii) to obtain from the Management Committee, promptly after becoming available, a copy of the Company’s federal, state and local income tax or information returns for each Fiscal Year.

6.3 Voting Rights. Except as expressly provided for in Section 5.4(b), Section 5.4(c), Section 5.4(d), in the Certificate, pursuant to the Delaware Act, or elsewhere in this Agreement, Members shall have no voting, approval or consent rights.

6.4 Priority and Return of Capital. Except as specifically provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

ARTICLE 7

MEETINGS OF MEMBERS

7.1 Call of Meetings; Secretary. Unless otherwise proscribed by statute, a meeting of the Members may be called by (i) any Manager, or (ii) any Member or Members holding at least ten percent (10%) of the outstanding Units, for any purpose or purposes, to be held at such date and at such time as may be designated by the persons calling the meeting. Regular meetings of the Members are not mandatory. At any Members’ meeting, any person appointed by the Management Committee shall preside at the meeting and the Secretary (or if none, a person appointed by the Management Committee) shall act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

7.2 Place of Meetings. The place of meetings shall be the principal place of business of the Company, or such other place as determined by the Management Committee.

7.3 Notice of Meetings. Except as provided in Section 7.4, written notice stating the place, date and time of the meeting and the general nature of the business to be conducted at the meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Management Committee or the Member(s) calling the meeting, to each Member entitled to vote at such meeting. Except as set forth in such notice, no other business may be transacted at the meeting. If mailed, such notice shall be deemed to be delivered as provided in Section 14.1.

7.4 Meeting of All Members. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

7.5 Record Date. For the purpose of identifying or determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination with respect to Members for any other purpose, the close of business on the business day next preceding the date on which notice of the meeting is mailed or the close of business on the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such identification or determination. When identification of Members entitled to vote at any meeting of Members has been made as provided in this Section, such identification shall apply to any adjournment thereof.

7.6 Quorum. Members holding not less than a majority of all outstanding Units, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, Members holding a majority of the Units so represented may adjourn the meeting from time to time for a period not to exceed forty-five (45) days without further notice. However, if the adjournment is for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

        At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members holding Units whose absence would cause less than a quorum.

7.7 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

7.8 Telephone Meetings. Any Member may participate in a meeting by means of conference telephone or similar communications equipment, as long as all Members participating in the meeting can hear one another, and participation in a meeting by such means shall constitute presence in person at such meeting.

7.9 Action by Members Without a Meeting.

(a)     Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voted. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

(b)     Unless the consents of all Members entitled to vote have been solicited in writing, notice of any Member approval of (i) an amendment to the Certificate or this Agreement, (ii) a dissolution of the Company as provided in Section 10.1, or (iii) a merger of the Company as provided in Article 11, without a meeting by less than unanimous written consent shall be given to those members entitled to vote who have not consented in writing at least ten (10) days before the consummation of the action authorized by such approval. For any other action approved by Members without a meeting by less than unanimous consent, prompt notice shall be given to those Members entitled to vote who have not consented in writing.

7.10 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE 8

TRANSFERABILITY

8.1 Transfers by Members.

(a)     No Member shall have the right to sell, assign, transfer, pledge or otherwise dispose of, or encumber, directly or indirectly all or any part of its Membership Interest, in whole or in part, except as provided herein.

(b)     After any transfer permitted hereby, the transferee and the transferred Membership Interest shall continue to be subject to all the provisions of this Agreement including, without limitation, the provisions of this Article 8.

(c)     The restrictions of this Article 8 (except Section 8.6) do not apply, and each Member hereby consents, to Transfers of Membership Interests (collectively, “Permitted Transfers”) by any Member: (i) to the Company; (ii) to a trust for the benefit of such Member, if the Member is at all times the trustee with the power to act on behalf of the trust without the consent of any other Person; or (iii)  to an Affiliate. In the event of a Permitted Transfer of a Membership Interest, the transferee of that Membership Interest holds that Membership Interest as a Substituted Member subject to the terms of this Agreement, and no further Transfer of that Membership Interest may be made except in accordance with the terms of this Agreement.

8.2 Restrictions on Transferability. Subject to Section 8.1(c), in the event of a proposed sale, exchange, transfer, assignment, gift, hypothecation, pledge, alienation, or encumbrance of a Membership Interest, whether voluntary, involuntary, or by operation of law, and whether inter vivos or upon death (collectively, a “Transfer”), the Member proposing to Transfer that Membership Interest (the “Transferring Member”), or the Transferring Member’s Representative, shall provide written notice to the Management Committee of such proposed Transfer (the “Transfer Notice”). The Transfer Notice shall set forth the name and address of the proposed transferee, the intended effective date of the Transfer, and other relevant details, including, if applicable, the proposed transfer price. Unless, within ninety (90) days of the Management Committee’s receipt of the Transfer Notice, the Transfer is approved in accordance with Section 8.6 below, the proposed transferee (i) will not acquire a Membership Interest in the Company, will not become a Substituted Member of the Company, and will not be entitled to vote or to participate in any manner in the management or affairs of the Company, and (ii) will not be entitled to receive allocations and distributions of income, gains, losses, deductions, credits, return of contributions, and similar items to which the Transferring Member would be entitled.

8.3 Effective Date of Transfers.

(a)     Notwithstanding anything in this Agreement to the contrary, the Company and the Management Committee may treat a Transferring Member as the absolute owner in all respects of the Membership Interest the Transferring Member proposes to Transfer, and neither the Company nor the Manager will incur any liability for allocations of Profits or Losses, distributions, or transmissions of reports or notices, made in good faith to a Transferring Member prior to the latter of the receipt of the Transfer Notice or the effective date of the Transfer.

(b)     The effective date of a Transfer of a Membership Interest that is transferred pursuant to Section 8.1 (c) or is transferred with the approval of the Management Committee is the first day of the calendar month following the latter of: (i) the Company’s receipt of the executed written instrument of assignment of the Membership Interest in the form of Exhibit D, or (ii) the date of the assignment as set forth in the written instrument of assignment.

8.4 Further Restrictions on Transfer of Membership Interests. In addition to the other restrictions set forth in this Agreement, no Member may encumber or otherwise Transfer a Membership Interest: (i) without complying with Section 12.9, or (ii) if such Transfer, when added to the total of all other Membership Interests sold or exchanged in the preceding twelve (12) consecutive months, would cause the termination of the Company under the Code, as determined by the Manager, or (iii) if that Transfer would cause any creditor to be entitled to accelerate any portion of the Company’s debt.

8.5 Withdrawal of Members. Except upon the termination and dissolution of the Company, no Member may withdraw from the Company or demand a return of that Member’s Capital Contribution, unless agreed to by a Supermajority in Interest. A Transfer of a Membership Interest as provided for in this Article 8 is not considered a withdrawal from the Company by the Transferring Member, unless agreed to by the Management Committee.

8.6 Substituted Members. Any Person (including an existing Member) to whom a Membership Interest is proposed to be transferred pursuant to this Article 8 shall become a Member (a “Substituted Member”), with respect to that transferred Membership Interest, and shall have the right to vote and to participate in the management and control of the Company as a Member (pursuant to the terms of this Agreement), only if: (i) the Transfer is approved by the Management Committee in its sole and absolute discretion, (ii) the Transfer is also approved by the vote or written consent of a Supermajority in Interest if so required by Section 5.4(c), and (iii) all other requirements of this Article 8 are satisfied; and that Person shall become a Substituted Member only upon the Company’s receipt of that Person’s executed Acceptance of Assignment and Agreement To Be Bound in the form of Exhibit D, under which that Person agrees to be bound by the terms of this Agreement. The admission of a Substituted Member shall not release the Transferring Member who transferred the Membership Interest to that Substituted Member from any liability to the Company.

8.7 Right of First Refusal. In addition to the foregoing provisions of this Article 8, each time a Member voluntarily proposes to make a Transfer all or any part of the Member’s Membership Interest (whether voluntary or involuntary) in exchange for consideration, other than Permitted Transfers pursuant to Section 8.1(c), such Transferring Member shall first offer such Membership Interest to the non-transferring Members and the Company in accordance with the following provisions:

(a)     The Transferring Member shall deliver a written notice to the Company and the other Members stating (i) such Member’s bona fide intention to transfer all or a portion of the Member’s Membership Interest, (ii) the name and address of the proposed transferee, (iii) the Membership Interest to be transferred, and (iv) the purchase price and terms of payment offered in writing by the proposed transferee and acceptable to the Member for the proposed transfer of such Member’s Membership Interest.

(b)     Within thirty (30) days after receipt of the notice described in Section 8.7(a), each non-transferring Member shall notify the Manager in writing of his, hers, or its desire to purchase a portion of the Membership Interest being so transferred. The failure of any Member to submit a notice within the applicable period shall constitute an election on the part of that Member not to purchase any of the Membership Interest which may be so transferred. Each Member so electing to purchase shall be entitled to purchase a portion of such Membership Interest in the same proportion that the Percentage Interest of such Member bears to the aggregate of the Percentage Interests of all of the Members electing to so purchase the Membership Interest being transferred. In the event any Member elects to purchase none or less than all of his or her pro rata share of such Membership Interest, then the other Members can elect to purchase more than their pro rata share. If such Members fail to purchase the entire Membership Interest being transferred, the Company may purchase any remaining share of such Membership Interest.

(c)     Within ninety (90) days after receipt of the notice described in Section 8.7(a), the Company and the Members electing to purchase such Membership Interest shall have the first right to purchase or obtain such Membership Interest upon the price and terms of payment designated in such notice. If such notice provides for the payment of non-cash consideration, the Company and such purchasing Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Manager.

(d)     If the Company or the other Members elect not to purchase or obtain all of the Membership Interest designated in such notice, then the transferring Member may transfer the Membership Interest described in the notice to the proposed transferee, providing such transfer (i) is completed within thirty (30) days after the expiration of the Company’s and the other Members’ right to purchase such Membership Interest, (ii) is made on terms no less favorable to the transferring Member than as designated in the notice, and (iii) the requirements of Sections 8.2, 8.3, 8.4, and 8.6 (relating to, among other things, consent of Members, securities laws, and tax requirements of this Agreement) are satisfied. If such Membership Interest is not so transferred, the transferring Member must give notice and again proceed in accordance with this Section 8.7(d) prior to any other or subsequent transfer of such Membership Interest.

ARTICLE 9

ADDITIONAL MEMBERS

9.1 Admission of New Members. From and after the date of this Agreement, with the consent of all the Members and the Managers, any Person or Entity may, subject to agreement with the terms and conditions of this Agreement, become a New Member of the Company, by the sale of new Units for such consideration as the Management Committee and Members holding a Supermajority in Interest shall determine (provided that, the affirmative vote of all Members and the Managers shall be required to approve the admission of any New Members).

ARTICLE 10

DISSOLUTION AND TERMINATION

10.1 Dissolution.

(a)     The Company shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of any of the following events (each, a “Dissolution Event”):

(1)     upon the happening of any event of dissolution specified in the Certificate;

(2)     by written agreement of the Management Committee; provided, however, that the approval of a Supermajority in Interest may also be required as provided in Section 5.4(c) above;;

(3)     the entry of a decree of judicial dissolution pursuant to Section 17351 of the California Act; or

(4)     sale of all or substantially all of the assets of the Company.

(b)     Notwithstanding Section 10.1(a) above, the Company will not be dissolved and will be continued if a Supermajority in Interest vote to continue the business of the Company within ninety (90) days following the occurrence of any Dissolution Event.

(c)     Except as described in Section 10.1(b) above, as soon as practicable following a Dissolution Event, the appropriate representative of the Company shall commence winding up the Company’s affairs in accordance with the Delaware Act.

10.2 Effect of Dissolution. Upon the occurrence of any of the events specific in Section 10.1(a), the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business. The Company’s separate existence shall continue for the purpose of winding up its affairs, prosecuting or defending actions by or against it in order to collect and discharge obligations, disposing of and conveying its property, and collecting and dividing its assets.

10.3 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the liabilities of the Company shall be entitled to payment in the following order:

(a)     First, to creditors, (including, without limitation, any Member or Affiliate that is a creditor) in the order of priority as provided by law; and

(b)     Second, to a reserve as reasonably required for contingent liabilities (after passage of a reasonable time the balance, if any, in said reserve shall be distributed as set forth below); and

(c)     The remaining assets shall be distributed to the Members in accordance with Section 4.2(a)(iii) and Section 4.2(a)(iv) above. Such distribution shall be made after (i) the final allocations of Profits and Losses in connection with the dissolution of the Company and the liquidation of its assets have been made, and (ii) all such events, transactions and allocations have been fully reflected in the Members’ Capital Accounts as required by Treasury Regulation 1.704-1(b). Such distribution required by this Section 10.3(c) shall be made by the end of the fiscal year in which such dissolution occurs, or, if later, within ninety (90) days after the date of such dissolution, and shall otherwise comply with the requirements of Treasury Regulation 1.704-1(b). Distributions pursuant to this Section 10.3(c) may be made to a trust established for the benefit of the Members for the purposes of liquidating the Company’s assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Manager arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

10.4 Filing of Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed with the Delaware Secretary of State in accordance with the Delaware Act.

10.5 Winding Up. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of such Member’s Capital Contribution. If the Company assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the Capital Contribution of each Member, then except as otherwise provided for in Section 4.2(e) herein, no Member shall have no recourse against any other Member. Except as otherwise prescribed by law, the winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Managers, who are hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Managers deem necessary or appropriate to sell.

10.6 Allocations and Distributions. The tax allocation provisions of this Agreement are intended to produce final Capital Account balances that are at levels (“Target Final Balances”) which permit liquidating distributions that are made in accordance with such final Capital Account balances to be equal to the priority distributions that would occur under Section 4.2(a) if said liquidating proceeds were distributed pursuant to Section 10.3(c). To the extent that the tax allocation provisions of this Agreement would not produce the Target Final Balances, Profits and Losses shall be allocated in such a manner to produce such Target Final Balances. Notwithstanding the other provisions of this Agreement, allocations of Company gross income and deductions shall be made prospectively in relation to said liquidation as necessary to produce such Target Final Balances (and, to the extent such prospective or current allocations would not reach such result, the prior tax returns of the Company shall be amended to reallocate Company gross income and deductions to produce such Target Final Balances).

10.7 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not otherwise required by Section 10.1. This Agreement has been drawn carefully to provide fair treatment of all parties. Accordingly, except where the Managers have failed to liquidate the Company as required by this Article 10, each Member hereby waives and renounces his or her right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Certificate or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 10.7 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

ARTICLE 11

MAJOR CAPITAL EVENT

11.1 In General.

(a)     Subject to Section 11.1(b) below, the Company may, upon (i) an affirmative vote of a majority of the Management Committee and (ii) the affirmative vote or written consent of a Majority in Interest, effect a Major Capital Event.

(b)     Notwithstanding anything in Section 11.1(a) to the contrary, an affirmative vote of the Management Committee and the affirmative vote or written consent of a Supermajority in Interest shall be required (i) if the closing of the transaction constituting a Major Capital Event is to take place prior to August 31, 2009, or (ii) from and after August 31, 2009 if there shall be no debt outstanding under the Line of Credit Agreement and Loan Agreement.

11.2 Effecting a Major Capital Event.

(a)     Actions to be Taken. In the event that the Management Committee and a Majority in Interest (or Supermajority in Interest if required by Section 11.1 (b) above) (the “Transacting Members”) approve a Major Capital Event in writing, specifying that this Section 11.2 shall apply to such transaction, then the Company shall provide written notice of such approval (the “Sale Notice”) to each of the Members (each a “Party” and collectively, the “Parties”).

(b)     Sale Notice. Each Sale Notice required by Section 11.2(a) shall include reasonable details of the Major Capital Event including, but not limited to, the following: (i) the proposed time and place of the closing of the Major Capital Event; (ii) the substantive terms and conditions of the Major Capital Event, including (A) the purchase price and terms of payment (the “Offer Price”), and (B) the identity, beneficial ownership (if known by any Transacting Members), address and telephone number of the third-party purchaser (the “Buyer”) having made the bona fide Offer; (iii) the number and class of Membership Interests of the Company held by the Buyer and its Affiliates (if any), and the substantive terms and conditions of any previous transactions under which the Buyer or any of its Affiliates purchased capital stock of the Company from the Transacting Members, including the price per Membership Interest at which such capital stock was purchased; (iv) the number of the Transacting Members’ Membership Interests; and (v) any written consent of Members, Members resolutions (if the Major Capital Event is being approved at a meeting of the Members), agreement, instrument or other document the Parties are required to execute together with all exhibits, attachments and schedules thereto. As used herein, the term “Offer” shall mean (A) a written, bona fide offer, to enter into an arms length transaction which constitutes a Major Capital Event upon the terms set forth in a Sale Notice, (B) by a Person or Entity who is not an Affiliate of any Member or Manager.

(c)     Refusing Member(s). If one or more Members elects not to accept the Offer (“Refusing Member(s)”), such Refusing Member(s) shall, subject to the provisions of Section 11.2(d), be obliged to purchase from the Transacting Member(s) such Transacting Member(s)’ Interest(s) in the Company at a price and upon terms equal to those contained in the Sale Notice. If there is more than one Refusing Member, the Refusing Members shall purchase such Transacting Member(s)’ Interest(s) in the Company in the proportion that such Refusing Member(s)' Interest(s) bear(s) to the total Interest(s) in the Company held by the Refusing Members. The Refusing Member(s) shall have seventy-five (75) days within which to purchase the Transacting Member(s)’ Interest(s) in the Company. If there is one Refusing Member and such Refusing Member fails to complete the purchase of the Transacting Members’ Interests in the Company within said seventy-five (75) day period, such Refusing Member shall be deemed to have accepted the Offer and shall be required to authorize the Major Capital Event (or, if such transaction shall take the form of a sale of the Membership Interests of the Members, sell such Refusing Member’s Interest in the Company to the bona fide third-party purchaser on the terms and conditions no less favorable than those set forth in the Sale Notice. If there is more than one Refusing Member and any Refusing Member fails to complete the purchase of its proportionate share of the Transacting Member(s)’ Membership Interests in the Company within said seventy-five (75) day period, the Refusing Member who has purchased its proportionate share of the Transacting Member(s)’ Membership Interests shall have the right to purchase the balance of the Transacting Member(s)’ Membership Interests not purchased by the other Refusing Member. If the Refusing Member that is purchasing its proportionate share of the Transacting Member’s Membership Interests refuses to purchase the balance of the Transacting Member’s Interest, all the Refusing Members shall be deemed to have accepted the Offer and shall be required to authorize the Major Capital Event to the bona fide purchaser, on the terms no less favorable than as set forth in the Sale Notice. In the event that the bona fide third-party purchaser does not complete the Major Capital Event within six (6) months of submitting the Offer, such transaction shall cease and the Members again shall be subject to the provisions of Section 11.2.

(d)     Exceptions. Notwithstanding anything to the contrary in Section 11.2 or elsewhere in this Agreement, a Party will not be required to comply with Section 11.2(c) above in connection with any specific transaction constituting a Major Capital Event (the “Proposed Sale”) unless:

(i)     each Member will receive the same form of consideration for their Membership Interests;

(ii)     each Member will receive the same amount of consideration per Membership Interest held by such Member, and

(iii)     each Party shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale.

(e)     Apportionment of Offer Price. For purposes of this Agreement, the purchase price for any Transacting Member’s Interest shall be calculated by treating the Offer price (i.e., the price offered by Buyer in a Proposed Sale as if it were paid to the Company for the purchase of substantially all of the assets of the Company (and for the assumption of such liabilities of the Company as were proposed to be assumed or taken “subject to” in the Offer) and such Offer price were apportioned as between the Members in accordance with Section 10.3 of this Agreement.

ARTICLE 12

INVESTMENT REPRESENTATIONS

        Each Member hereby represents and warrants to, and agrees with, the Management Committee, the other Members, and the Company as follows:

12.1 Preexisting Relationship or Experience. (i) Such Member has a preexisting personal or business relationship with the Company or one or more of its Managers, officers or control persons, or (ii) by reason of such Member’s business or financial experience, or by reason of the business or financial experience of such Member’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Units and of protecting such Member’s own interests in connection with this investment.

12.2 No Advertising. Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Units.

12.3 Investment Intent. Such Member is acquiring the Units for investment purposes for such Member’s own account only, and not with a view to or for sale in connection with any distribution of all or any part of the Units. No other person will have any direct or indirect beneficial interest in or right to such Member’s Units.

12.4 Purpose of Entity. If the Member is a corporation, partnership, limited liability company, trust or other Entity, it was not organized for the specific purpose of acquiring the Units.

12.5 Residency. Such Member is a resident of, or, if the Member is an entity, has its principal place of business in, the state in which such Member’s address as set forth on Exhibit A attached hereto is located.

12.6 Economic Risk. Such Member is financially able to bear the economic risk of an investment in the Units, including the total loss thereof.

12.7 No Registration of Units. Such Member acknowledges that the Units have not been registered under the Securities Act, or qualified under the California Corporate Securities Law of 1968, as amended, or any Delaware or other applicable blue sky laws in reliance, in part, on such Member’s representations, warranties and agreements herein. Such Member represents, warrants, and agrees that the Company and the Managers are under no obligation to register or qualify the Membership Interest under the Securities Act or under any state securities law, or to assist such Member in complying with any exemption from registration and qualification.

12.8 Restricted Securities. Such Member understands that the Units are “restricted securities” under the Securities Act in that the Units will be acquired from the Company in a transaction not involving a public offering, and that the Units may be resold without registration under the Securities Act only in certain limited circumstances, and that otherwise the Units must be held indefinitely.

12.9 No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting Article 8 of this Agreement, such Member will not make any disposition of all or any part of such Member’s Membership Interest which will result in the violation by such Member or by the Company of the Securities Act, the California Corporate Securities Law of 1968, or any Delaware or other applicable securities laws. Without limiting the foregoing, such Member agrees not to make any disposition of all or any part of the Units unless and until:

(a)     There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

(b)     Such Member has (i) notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Manager, such Member has furnished the Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law.

12.10 Legends. Such Member understands that the certificates (if any) evidencing the Units may bear one or all of the following legends:

(a)     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THIS COMPANY’S OPERATING AGREEMENT.”

(b)     Any legend required by applicable state securities laws.

12.11 Investment Risk. Such Member acknowledges that the Units are a speculative investment which involves a substantial degree of risk of loss by such Member, that such Member understands and takes full cognizance of the risk factors related to the purchase of the Units, and that the Company is newly organized.

12.12 Information Reviewed. Such Member has received and reviewed all information such Member considers necessary or appropriate for deciding whether to purchase the Units. Such Member has had an opportunity to ask questions and receive answers from the Company and its Managers, officers and employees regarding the terms and conditions of purchase of the Units and regarding the business, financial affairs and other aspects of the Company, and has further had the opportunity to obtain all information (to the extent the Company possesses or can acquire such information without unreasonable effort or expense) which such Member deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to such Member.

12.13 No Representations by Company. Neither the Management Committee or any agent or employee of the Company, or any other Person has at any time expressly or implicitly represented, guaranteed or warranted to such Member that a percentage of profit and/or amount or type of consideration will result from an investment in the Units, that past performance or experience on the part of the Manager or their Affiliates or any other Person in any way indicates the predictable results of the ownership of the Units or of the overall Company business, that any cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

12.14 Consultation with Attorney. Such Member has been advised to consult with such Member’s own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent such Member considers necessary.

12.15 Tax Consequences. Such Member acknowledges that the tax consequences to such Member of investing in the Company will depend on such Member’s particular circumstances, and neither the Company, the Managers, the Members, nor the partners, shareholders, members, managers, agents, officers, directors, employees, Affiliates or consultants of any of them will be responsible or liable for the tax consequences to such Member of an investment in the Company. Such Member will look solely to, and rely upon, such Member’s own advisers with respect to the tax consequences of this investment.

12.16 No Assurance of Tax Benefits. Such Member acknowledges that there can be no assurance that the Code or the Treasury Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive, or that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction or credits among the Members may not be challenged by the Internal Revenue Service.

12.17 Indemnity. Each Member shall indemnify, hold harmless and defend the Company, the Managers, each and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys and control persons of any such entity who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any misrepresentation, misstatement of facts or omission to represent or state facts made by such Member in this Article 12, against losses, liabilities, and expenses of the Company, the Managers, each and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, attorneys, accountants, agents and control persons of any such Person (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred by such person in connection with such action, suit, proceeding or the like.

ARTICLE 13

EVENTS OF DEFAULT

13.1 Events of Default. An “Event of Default” shall be considered to have occurred with respect to a Member (such Member shall be referred to as a “Defaulting Member”) if:

(a)     such Defaulting Member sells, assigns, transfers, pledges or otherwise disposes of or encumbers, directly or indirectly, all or any part of its Membership Interest, except as permitted in this Agreement;

(b)     such Defaulting Member fails to perform or violates any material term or condition of this Agreement and such failure or violation continues for thirty (30) days after such Defaulting Member has been given written notice thereof by any other Member; or

(c)     such Defaulting Member otherwise causes the dissolution of the Company in contravention of the terms of this Agreement.

13.2 Remedies of Non-Defaulting Members.

(a)     Upon the occurrence and during the continuance of an Event of Default, the Non-Defaulting Members may (in addition to any other rights and remedies) elect to:

(i)     seek to enjoin such default or to obtain specific performance of the Defaulting Member’s obligation;

(ii)     dissolve the Company pursuant to Article X.

(b)     The election of any remedy pursuant to clauses (i) or (ii) of Section 13.2(a) shall not for any purpose be deemed to be a waiver of any other remedy available under applicable law.

(c)     The Defaulting Member shall be liable to the Company and to the Non-Defaulting Members for any and all damages, losses and expenses (including attorneys’ fees and disbursements) (collectively, “Damages”) suffered or incurred by the Company or the Non-Defaulting Members as a result of such Event of Default.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) delivered personally to the party or to an executive officer of the party to whom the same is directed, (ii) sent by certified mail, return receipt requested, postage prepaid, addressed to the Member’s and/or Company’s address as it appears in the Company’s records, as appropriate, or (iii) sent by nationally recognized overnight courier addressed to the Member’s and/or Company’s address as it appears in the Company’s records, as appropriate. Except as otherwise provided in this Agreement, any such properly addressed notice that is sent via certified U.S. mail shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, and any notice that is sent via overnight courier shall be deemed to be given on the date of delivery of such notice.

14.2 Separate Counsel Procopio, Cory, Hargreaves & Savitch LLP (“PCH&S”) has represented CUSA and has been instructed by CUSA in preparing this Agreement. If approved by the Management Committee and subject to the execution of appropriate documentation waiving any conflict of interest, PCH&S shall be permitted to render legal advice and to provide legal services to the Company, from time to time. Each Member acknowledges and represents that in making its investment decision, each Member has not in any way relied on the involvement of PCH&S in this transaction or upon any information or material furnished or provided by PCH&S.

14.3 Governing Law. This Agreement and the application or interpretation hereof shall be governed exclusively by its terms and by the laws of the State of Delaware (without resort to Delaware’s conflict of laws provisions).

14.4 Jurisdiction. In the event that 4Kids elects to bring a cause of action that is not subject to arbitration pursuant to Section 14.6(c) below, 4Kids shall bring such cause of action and agrees to the exclusive jurisdiction of the state and federal courts sitting in San Diego, California. In the event that CUSA elects to bring a cause of action that is not subject to arbitration pursuant to Section 14.6 below, CUSA shall bring such cause of action and agrees to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York. Each Member further agrees that personal jurisdiction over such Member may be effected by service of process as provided in Section 14.1 of this Agreement, and that when so made shall be as if served upon such Member personally within the State of such Member’s domicile. Notwithstanding the jurisdiction of any dispute, the parties agree that any such cause of action shall be governed by the laws of Delaware.

14.5 Attorneys’ Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs, and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

14.6 Dispute Resolution.

(a)     Negotiated Resolution. If any dispute (“Dispute”) arises (i) out of or relating to, this Agreement or any alleged breach thereof, or (ii) with respect to any of the transactions or events contemplated hereby, including any indemnity event, the party desiring to resolve such Dispute shall deliver a dispute notice (“Dispute Notice”) to the other parties to such Dispute. If any party delivers a Dispute Notice pursuant to this Section, the parties involved in the Dispute shall meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute.

(b)     Mediation. If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 14.6(a) above, the parties shall submit the Dispute to non-binding mediation before a retired judge of a Federal District Court or California Supreme Court, or some similarly qualified, mutually agreeable individual. The parties shall bear the costs of such mediation equally.

(c)     Arbitration.

(i)     If the Dispute is not resolved by mediation pursuant to Section 14.6(b) above, or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice, the Dispute shall be settled by arbitration conducted in accordance with Section 14.6(c). The Member(s) invoking arbitration pursuant to this Section 14.6(c) shall give written notice to the other Members stating that the Member invoking arbitration desires to meet within ten (10) days to attempt to agree on a single arbitrator to determine the matter in dispute. If 4Kids is the Member invoking arbitration, the arbitration shall be brought in San Diego, California. If CUSA is the Member invoking arbitration, the arbitration shall be brought in New York City. Each Member further agrees that personal jurisdiction over such Member may be effected by service of process as provided in Section 14.1 of this Agreement, and that when so made shall be as if served upon such Member personally within the State of such Member’s domicile. Notwithstanding the jurisdiction of any dispute, the parties agree that any such cause of action shall be governed by the laws of Delaware.

(ii)     The arbitration shall be conducted in accordance with the then prevailing rules of the American Arbitration Association or any organization which is the successor thereto (the “AAA”), modified as follows:

(iii)     Each arbitrator shall be disinterested and impartial and shall not be affiliated with any of the Members;

(iv)     The arbitrator or arbitrators shall have full authority, including authority to grant specific performance, injunctive or other equitable relief; provided, however, that this Section 14.6 shall in no way affect the right of any Member to seek interim equitable relief to maintain the status quo in aid of the arbitration in any court of competent jurisdiction.

(d)     Any arbitration shall allow for production of relevant documents and depositions, and sanctions, at the discretion of the arbitrator, for failure to comply with any such discovery requests.

(e)     The parties shall instruct the arbitrator to render its decision no later than 90 days after the submission of the Dispute. The arbitration decision, determined as provided in this Section 14.6, shall be conclusive and binding upon the Members, shall constitute an “award” by the arbitrator or arbitrators within the meaning of the AAA rules and applicable law, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding anything to the contrary herein, the arbitrator(s) shall not be authorized to award punitive damages with respect to any claim or controversy, nor shall any party seek punitive damages relative to any matter under, arising out of or relating to this Agreement in any other forum. The cost and expenses of such arbitration, including, without limitation, the fees and expenses of counsel, witnesses, the AAA and the arbitrator or arbitrators, shall be borne by the Member or Members against whom the decision is rendered.

14.7 Complete Agreement. This Agreement, each Exhibit hereto and the Certificate of Formation constitute the complete and exclusive statement of agreement among the Members and Managers with respect to the subject matter herein and therein contained and replace and supersede all prior written and oral agreements or statements by and between the Members and Managers or any of them., or concerning the subject matter hereof No representation, statement, condition or warranty not contained in this Agreement or the Certificate shall be binding on the Members or Managers or have any force or effect whatsoever. To the extent that any provision of the Certificate conflict with any provision of this Agreement, the Certificate shall control.

14.8 Amendments. This Agreement and/or the Certificate may be amended only with the written consent of Members holding a Supermajority in Interest.

14.9 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby (provided that, the affirmative vote of all the Members shall be required to amend the provisions of this Agreement pertaining to those matters for which approval of all Members is required, as provided in Section 6.3(b) above).

14.10 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

14.11 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

14.12 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14.13 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.14 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

14.15 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

14.16 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and Managers and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

14.17 Confidentiality. No Member or Manager shall, during the period such Member is a Member and for a period of two (2) years after such Member has ceased to be a Member or Manager, disclose any confidential or proprietary information with respect to the Company to any Person, except (i) with the prior written consent of the other Members; (ii) to the extent necessary to comply with law (including, without limitation, 4Kids’ obligation as a subsidiary of 4Kids Entertainment, Inc., a public corporation, to disclose material transactions affecting 4Kids Entertainment, Inc.) or the valid order of a court of competent jurisdiction; (iii) as part of its normal reporting or review procedure to its Affiliates, its auditors, attorneys and professional advisors; provided, however, that such auditors, attorneys and professional advisors and Affiliate shall have a need to know such confidential or proprietary information and shall be instructed by the disclosing Member as to the requirements of this Section 14.17; (iv) in connection with the enforcement of such Member’s rights hereunder; (v) to a prospective purchaser of all or a portion of such Member’s Membership Interests in connection with a sale thereof in accordance with the terms of this Agreement; provided, however, that such prospective purchaser agrees to be bound by the provisions of this Section.14.17.

14.18 No public announcement of any kind shall be made by the Company, 4Kids or by CUSA, or by any Affiliate thereof, with respect to the content of this Agreement without the prior written consent of the Members.

14.19 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Commencement Date.

4KIDS MANAGERS:	INITIAL MEMBERS:

/s/ Samuel R. Newborn	4Kids Digital Games Inc.
Name: Samuel R. Newborn	By: /s/ Samuel R. Newborn
Name: Samuel R. Newborn
/s/ Bruce R. Foster	Title: Executive VP
Name: Bruce R. Foster

CUSA MANAGERS:

/s/ Bryan Gannon	Chaotic USA Digital Games LLC
Name: Bryan Gannon	By: /s/ Bryan Gannon
Title: CEO
/s/ John Milito
Name: John Milito

ACKNOWLEDGED, ACCEPTED AND AGREED, FOR THE PURPOSES OF BEING BOUND BY THE PROVISIONS OF SECTION 4.6(c) OF THE OPERATING AGREEMENT OF TC DIGITAL GAMES LLC:

              4Kids Entertainment, Inc.

         By: /s/ Samuel R. Newborn
                  Samuel R. Newborn
                  Executive VP

EXHIBIT A
INITIAL CAPITAL CONTRIBUTIONS AND
PERCENTAGE INTERESTS

Name and Address of Members	Initial Capital Contribution and Initial Capital Account	Number of Units	Member's Percentage Interest
4Kids Digital Games Inc.		53	53%
1414 Avenue of the Americas
New York, New York 10019
Attn: Samuel R. Newborn, Esq

Chaotic USA Digital Games LLC		47	47%
162 S. Rancho Santa Fe Road, Suite B-30
Encinitas, CA 92024
Attention: Messrs. Gannon and Milito

a-1

EXHIBIT B

GLOSSARY OF CERTAIN DEFINED TERMS

        1.5 The following terms used in this Agreement have the following meanings (unless otherwise expressly provided in this Agreement):

(a)     “4Kids” has the meaning set forth in the first paragraph of this Agreement.

(b)     “Adjusted Capital Account Balance” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(1)     Increase such balance by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate (second to last) sentence of Treasury Regulations 1.704-2(g)(1) and 1.704-2(i)(5) (i.e., minimum gain); and

(2)     Decrease such balance by such Member’s share of the items described in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulation 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c)     “Adjusted Capital Contribution” shall mean, as of any date, a Member’s Capital Contribution(s) adjusted as follows:

(1)     Increased by the amount of any Company liabilities which, in connection with distributions pursuant to Sections 4.2 and 10.3(c) hereof, are assumed by such Member or are secured by any Company property distributed to such Member; and

(2)     Reduced by (i) the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to Section 4.2(a)(iii) and 10.3(c) hereof, and (ii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

        In the event any Member transfers all or any portion of such Member’s Membership Interest in accordance with the terms of this Agreement, such Member’s transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Membership Interest.

(d)     “Affiliate” means, with respect to any Person, any other Person (i) in which such first Person directly or indirectly owns greater than a twenty percent (20%) interest (whether economic or voting), (ii) which directly or indirectly owns a twenty percent (20%) interest (whether economic or voting) in such first Person, or (iii) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” and “controlled” with respect to any Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such first Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

(e)     “Agreement” means this Operating Agreement of the Company as originally executed and as amended from time to time.

(f)     “Budget” shall have the meaning set forth in Section 5.16(a).

(g)     “Business Plan” shall have the meaning set forth in Section 5.16(a).

(h)     “Capital Account” means an account which shall be established and maintained for each Member in accordance with Treasury Regulation 1.704-1(b), including the following requirements:

(1)     Each Member’s Capital Account shall be credited with (i) the amount of the Member’s Capital Contribution(s); (ii) the Member’s distributive share of Profits (and any item in the nature of income or gain which is allocated to such Member, including income and gain exempt from tax); and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member.

(2)     Each Member’s Capital Account shall be debited by (i) the amount of cash and the Gross Asset Value of any Company assets distributed to the Member; (ii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and (iii) such Member’s distributive share of Losses.

(3)     Whenever the Gross Asset Values of Company property are adjusted pursuant to Section 1.5(t), the Capital Accounts of all Members shall be adjusted in the manner provided in Treasury Regulations 1.704-1(b)(2)(iv)(f) and (g) to reflect, among other items, the aggregate net adjustment as if the Company had recognized gain or loss equal to the amount of the adjustment.

(4)     If any Membership Interest in the Company is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(5)     If property is distributed to a Member, then, before the Capital Account of such Member is adjusted as required by this Section 1.5(h), the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not been reflected in such Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such property for its fair market value on the date of distribution.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Tax Matters Member, upon the advice of tax counsel, determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Tax Matters Member is hereby authorized to make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 10.3 upon the dissolution of the Company.

(i)     “Capital Contribution” means the total amount of money and the initial Gross Asset Value of any property contributed to the Company and/or services rendered or to be rendered to the Company by any Member.

(j)     “Cash Receipts” means all cash received by the Company during any fiscal year from all sources, except proceeds resulting from a Major Capital Event.

(k)     “Certificate of Formation” or “Certificate” means the Company’s Certificate of Formation initially filed with the Delaware Secretary of State effective as of January 13, 2006, together with all amendments thereto.

(l)     “Commencement Date” shall have the meaning set forth in Section 1.4.

(m)     “CUSA” has the meaning set forth in the first paragraph of this Agreement.

(n)     “Code” means the Internal Revenue Code of 1986 as amended from time to time, or corresponding provisions of subsequent superseding federal revenue laws.

(o)     “Company” refers to TC Digital Games LLC, a Delaware limited liability company.

(p)     “Company Minimum Gain” has the meaning set forth in Section 4.11(c) of Exhibit C.

(q)     “CPA” shall have the meaning set forth in Section 4.4.

(r)     “Damages” shall have the meaning set forth in Section 13.2(c).

(s)     “Deadlock” shall have the meaning set forth in Section 5.3(b)

(t)     “Deceased or Disabled Member” has the meaning set forth in Section 8.5.

(u)     “Defaulting Member” shall have the meaning set forth in Section 13.1.

(v)     “Delaware Act” means the Delaware Limited Liability Company Act codified at Title 6, Delaware Code, Section 18-101, et seq., as amended from time to time.

(w)     “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

(x)     “Designator” shall have the meaning set forth in Section 5.3(a).

(y)     “Designee” shall have the meaning set forth in Section 5.3(a).

(z)     “Dispute” shall have the meaning set forth in Section 14.6(a).

(aa)     “Dispute Notice” shall have the meaning set forth in Section 14.6(a).

(bb)     “Dissolution Event” has the meaning set forth in Section 10.1(a).

(cc)     “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or any other entity.

(dd)     “Event of Default” shall have the meaning set forth in Section 13.1.

(ee)     “Exempt Members” has the meaning set forth in Section 4.19(a) in Exhibit C.

(ff)     “Financing” means any mortgage financing, refinancing or borrowing secured by any assets including additions to borrowing initially made to finance the purchase of assets, but excluding any loan made by the Company.

(gg)     “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

(hh)     “Gross Asset Value” means, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:

(1)     The initial Gross Asset Value of any asset contributed by a Member to the Company shall be its fair market value, as reasonably determined by the contributing Member and the Company.

(2)     The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values, as reasonably determined by the Manager, as of the following times:

a.     the acquisition of additional Units in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

b.     the distribution by the Company to a Member of more than a de minimis amount of Company property or money in consideration for a Unit in the Company if the Manager reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic units of the Members in the Company; and

c.     notwithstanding anything in subclause (B) above to the contrary, on the liquidation of the Company within the meaning of Treasury Regulation 1.704- 1(b)(2)(ii)(g).

(3)     The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

(4)     If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (1) or (2) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(ii)     “Indemnitee” shall have the meaning set forth in Section 5.7(a).

(jj)     “Initial Capital Contribution” means the initial Capital Contribution to the Company pursuant to this Agreement.

(kk)     “Initial Members” shall have the meaning set forth in the first paragraph of this Agreement.

(ll)     “Interim Designee” shall have the meaning set forth in Section 5.9.

(mm)     “Line of Credit Agreement” shall have the meaning set forth in Section 4.6.

(nn)     “Loan Agreement” shall have the meaning set forth in Section 4.6.

(oo)     “Key Personnel” means John Milito and Bryan Gannon

(pp)     “Major Capital Event” means (i) the sale, lease, assignment, transfer, conveyance, exchange, condemnation, casualty loss or other disposition (whether voluntary or involuntary) of all or substantially all of the assets of the Company or any interest therein, excluding dispositions of personal assets and equipment in the ordinary course of business, (ii) the acquisition of the Company by another entity by means of consolidation, corporate reorganizations, merger or other transaction or series of related transactions in which Members of the Company immediately prior to such transaction do not own at least a majority of the outstanding membership interests or voting securities of the successor entity, or (iii) recovery of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds).

(qq)     “Majority in Interest” means Members entitled to vote holding collectively more than fifty percent (50%) of the Percentage Interests held by all Members entitled to vote.

(rr)     “Manager” means one or more Designees appointed by a Designator permitted to do so in accordance with the provisions of the Agreement, who shall serve on the Management Committee.

(ss)     “Member” means each Initial Member, New Member and Substituted Member who is, as of a given time, a member of the Company.

(tt)     “Member Nonrecourse Debt” has the meaning set forth in Section 4.11(c) in Exhibit C.

(uu)     “Membership Interest” or “Interest” means the entire interest of a Member in the Company, including the right to receive distributions, the right to vote and the right to receive information regarding the Company, as provided in this Agreement and the Delaware Act.

(vv)     “New Member” means any Person or Entity who or which is admitted to the Company as an new Member pursuant to Article 9 hereof.

(ww)     “Non-Appointing Member” shall have the meaning set forth in Section 5.9.

(xx)     “Officer” means one or more Persons designated as such by the Manager pursuant to this Agreement, if any. As of the effective date of this Agreement, no Person is designated as an Officer of the Company.

(yy)     “Party” and “Parties” shall have the meaning set forth in Section 11.2(a).

(zz)     “PCH&S” shall have the meaning set forth in Section 14.2.

(aaa)     “Percentage Interest” means the percentage interest of a Member set forth opposite the name of such Member under the column “Member’s Percentage Interest” in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement. A Member’s Percentage Interest shall be determined by dividing his or her Units by the total number of Units then outstanding.

(bbb)     “Permitted Transfers” shall have the meaning set forth in Section 8.4(a).

(ccc)     “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so requires.

(ddd)     “Prior Tax Distributions” shall have the meaning set forth in Section 4.2(e).

(eee)     “Profits or Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1)     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be included as if it were taxable income;

(2)     Any expenditures of the Company described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(i), shall be taken into account in computing such taxable income or loss as if they were deductible items;

(3)     Gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(4)     In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the book value of Company property, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

(5)     Any items which are specifically allocated pursuant to pursuant to a Section 754 election, a recharacterization of a guaranteed payment as a distribution, a qualified income offset, minimum gain chargeback, nonrecourse deduction special allocation, or a gross income allocation shall not be taken into account in computing Profits or Losses.

(6)     Notwithstanding anything in this Agreement to the contrary, Profits and Losses shall be adjusted as necessary to ensure compliance with Treasury Regulation 1.704-1(b) or other applicable Treasury Regulations.

(fff)     “Promissory Note” means any promissory note payable to the Company issued by a Member.

(ggg)     “Proposed Sale” shall have the meaning set forth in Section 11.2(d).

(hhh)     “Regulatory Allocations” has the meaning set forth in Section 4.11(f) in Exhibit C.

(iii)     “Representative” has the meaning set forth in Section 8.5.

(jjj)     “Reserves” means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Manager for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

(kkk)     “Sale Notice” shall have the meaning set forth in Section 11.2(a).

(lll)     “Sale and Residual Proceeds” means the net cash proceeds received by the Company resulting from a Major Capital Event (including interest income of the Company in respect of any promissory note or contractual obligations received in consideration for a sale of all or a portion of the assets) that are not reinvested in property of the Company or otherwise retained by the Company for the continuation of its business.

(mmm)     “Securities Act” means the Securities Act of 1933, as amended.

(nnn)     “Substituted Member” means the admission of a transferee of a Membership Interest as a Member pursuant to Article 8.

(ooo)     “Supermajority in Interest” means Members entitled to vote holding collectively more than sixty six and two thirds percent (66 2/3%) of the Percentage Interests held by all Members entitled to vote.

(ppp)     “Tax Distribution Amount” has the meaning set forth in Section 4.2(c).

(qqq)     “Target Final Balances” has the meaning set forth in Section 10.6.

(rrr)     “Tax-Exempt Use Property” has the meaning set forth in Section 4.19(a) of Exhibit C.

(sss)     “Tax Matters Member” has the meaning set forth in Section 4.9.

(ttt)     “Taxable Members” has the meaning set forth in Section 4.19(c) of Exhibit C.

(uuu)     “Transacting Members” shall have the meaning set forth in Section 11.2(a).

(vvv)     “Transfer” has the meaning set forth in Section 8.1.

(www)     “Transfer Notice” has the meaning set forth in Section 8.1.

(xxx)     “Transferring Member” has the meaning set forth in Section 8.1.

(yyy)     “Treasury Regulations” means the Income Tax Regulations, including temporary regulations, promulgated under the Code, as amended from time to time.

(zzz)     “Units” means all of the units issued by the Company to its Members, in exchange for contributions, which shall represent the Members’ respective interests in the Company.

EXHIBIT C

SPECIAL TAX PROVISIONS

4.11     Prior to making any allocations under Section 4.1 above, the following allocations shall be made:

        (a)......Except as otherwise provided in Sections 4.11(b) and 4.11(c), in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in proportion to such Member’s respective deficit in such Member’s Adjusted Capital Account Balance in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in the Adjusted Capital Account Balance of such Member as quickly as possible. It is intended that this Section 4.11(a) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation 1.704- (b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

        (b)......Nonrecourse Deductions (as defined in Treasury Regulation section 1.704-2(b)(1)), for any fiscal year, or portion thereof, shall be allocated among the Members in proportion to their respective Percentage Interests. Except as provided in Section 4.11(c) below, if there is a net decrease in Company Minimum Gain for a Company fiscal year, each Member shall be allocated, before any other allocation of Company items for such fiscal year, items of gross income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of such Member’s share of the net decrease in Company Minimum Gain during such year. The income allocated pursuant to this Section 4.11(b) in any fiscal year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company.

    (c)        Notwithstanding any other provisions of this Section 4.11 to the contrary, if there is a net decrease in “Company Minimum Gain” (as defined in Treasury Regulation section 1.704-2(d)), including for this purpose minimum gain attributable to “Member Nonrecourse Debt” (as defined in Treasury Regulation sections 1.704-2(k) and 1.704-2(b)(4)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (i) such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation sections 1.704-2(f) and 1.704-2(i) (or any corresponding provisions of any successor regulations thereto) that is allocable to the disposition of Company property (including the Property) subject to one or more Nonrecourse Liabilities (as defined in Treasury Regulation section 1.704- 2(b)(3)) or Member Nonrecourse Debt, or (ii) the amount by which such Member’s Adjusted Capital Account Balance is negative at the end of such fiscal year, in an amount and manner sufficient to eliminate such negative Adjusted Capital Account Balance as quickly as possible. This Section 4.11(c) shall be applied separately with respect to Company Minimum Gain attributable to Member Nonrecourse Debt and other Company Minimum Gain. The items to be so allocated shall be determined in accordance with Treasury Regulation sections 1.704-2(f), 1.704-2(g), 1.704- 2(i)(4), 1.704-2(i)(5) and 1.704-2(j)(2)(ii). This Section 4.11(c) is intended to comply with the minimum gain chargeback requirement in such Treasury Regulations and shall be interpreted consistently therewith.

        (d)......Any item of Company loss, deduction or expenditures described in section 705(a)(2)(B) of the Code that is attributable to a Member Nonrecourse Debt shall be allocated to those Members that bear the economic risk of loss for such Member Nonrecourse Debt, and among such Members in accordance with the ratios in which they share such economic risk determined in accordance with Treasury Regulation section 1.704-2(i). If there is a net decrease in any Member Nonrecourse Debt Minimum Gain of the Company during a Company fiscal year, each Member with a share of such Member Nonrecourse Debt Minimum Gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(i)(5).

        (e)......Notwithstanding anything herein to the contrary, to the extent Losses otherwise allocable to a Member pursuant to Section 4.1 would cause any Member to have a deficit in such Member’s Adjusted Capital Account Balance at the end of any fiscal year, such Losses shall not be allocated to such Member and instead shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of Losses) and thereafter to the Members in accordance with their Percentage Interests.

        (f)......The allocations set forth in Sections 4.11(a), 4.11(b), 4.11(c) and 4.11(e) above (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation section 1.704-1(b). Notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gains, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other Profits, Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

Prohibited Allocations

        4.12 Notwithstanding anything to the contrary in this Agreement, it is the intent of the Company that (i) the allocations contained in this Article 4 shall be deemed to have “substantial economic effect” within the meaning of Treasury Regulation 1.704-1(b). In the event that the Code or any Treasury Regulation promulgated thereunder requires allocations of items of income, gain, loss, deduction or credit different from those set forth in this Agreement, upon the advice of tax counsel, the Tax Matters Member is hereby authorized to make new allocations in reliance upon the Code, the Treasury Regulations and such advice of tax counsel. Such new allocations shall be deemed to be made pursuant to the fiduciary obligations of the Tax Matters Member to the Company and the Members, and no such new allocation shall give rise to any claim or cause of action by any Member, whether or not the Tax Matters Member benefits from such reallocation.

Priority; Distributions and Allocations

        4.13 Except as otherwise provided herein, no Member shall have priority over any other Member, either as to the return of capital or as to profits, losses or distributions.

Amounts Withheld

        4.14 All amounts required to be withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to such Members pursuant to this Article 4 for all purposes under this Agreement. The Manager may allocate any such amounts among the Members in any manner that is in accordance with applicable law.

Deductible Payments Treated as Distributions

        4.15 In the event that any amount claimed by the Company to constitute a guaranteed payment as defined in Section 707(c) of the Code or a payment to a Member not acting in such Member’s capacity as a Member under Section 707(a) of the Code is treated for federal income tax purposes as a distribution made to a Member in such Member’s capacity as a member of the Company, then, as provided under Treasury Regulation Section 1.704-3(b):

        (a)......The Capital Account of the Member who is deemed to have received such distribution shall be reduced to reflect the distribution;

        (b)......The Member who is deemed to have received such distribution shall be allocated an amount of Company gross income equal to such payment; and

        (c)......For purposes of this Article 4, Profits and Losses shall be determined after making the allocation required under this Section.

Change In Member’s Interest

        4.16 If any Membership Interest in the Company is sold, assigned or transferred during any accounting period or a Member’s Percentage Interest increases or decreases, Profits, Losses, each item thereof and all other items attributed to such Membership Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Tax Matters Member. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Company does not receive a notice stating the date such Membership Interest was transferred and such other information as the Tax Matters Member may reasonably require within thirty (30) days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, on the last day of the accounting period during which the transfer occurs, was the owner of the Membership Interest. The Tax Matters Member and the Company shall incur no liability for making allocations and distributions in accordance with the provisions of this Section 4.16.

Recapture

        4.17 Notwithstanding anything to the contrary in this Article 4 allocating Profits and Losses:

        (a)......To the extent permitted by applicable income tax law, all Profits treated as ordinary income attributable to the recapture of depreciation or cost recovery deductions shall be allocated between the Members in the same ratio as prior allocations to such Members of the depreciation or cost recovery deductions subject to recapture (taking into account any basis adjustments made to the Company’s assets under Section 754 of the Internal Revenue Code of 1986, as amended or any corresponding provision of succeeding law).

        (b)......To the extent permitted by applicable income tax law, all tax credits that are recaptured shall be allocated between the Members in the same ratio as prior allocations to such Members of the tax credit subject to recapture.

        (c)......To the extent permitted by applicable income tax law, all income allocated pursuant to Sections 4.17(a) and (b) above shall have the same character under the passive loss rules as the deductions giving rise to such allocations.

Code Section 704(c); Mandatory Allocations

        4.18 Notwithstanding the foregoing, (i) in the event Code Section 704(c) or Code Section 704(c) principles applicable under Treasury Regulations thereunder require allocations of income or loss of the Company in a manner different than that set forth above, the provisions of Code Section 704(c) and the Treasury Regulations thereunder shall control such allocations among the Members; and (ii) all deductions and losses of the Company which are attributable to any loan made to the Company by a Member (or which are treated as such by such Treasury Regulations thereunder) shall be allocated to such Member as so required by such Treasury Regulations.

Allocation In the Event of Section 754 Election

        4.20 Upon an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or Code section 743(b) the Capital Accounts of the Members shall be adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

Allocation Provisions Binding

        4.21 The Members are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Company income and loss for income tax purposes.